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                 EXHIBIT (11) COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                                 Three Months Ended            Nine Months Ended
                                                    September 30                 September 30
                                                 ------------------            -----------------
                                                 1996        1995            1996         1995
                                                 ----        ----            ----         ----
EQUIVALENT SHARES:

Average shares outstanding                   401,055,603  368,308,232     399,229,558  361,991,462

Additional Shares due to:
Stock options                                  7,236,866    4,613,807       6,750,057    4,525,983

Series C Preferred Shares                     36,000,000   36,000,000      36,000,000   36,000,000
                                             -----------  -----------     -----------  -----------
Total equivalent shares -
  primary                                    444,292,469  408,922,039     441,979,615  402,517,445
                                             ===========  ===========     ===========  ===========

Additional Series B shares under
  "if converted" assumption                           --   24,667,500              --   29,601,000

Other potentially issuable
  shares                                          69,193       97,754         318,301      137,941
                                             -----------  -----------     -----------  -----------
Total equivalent shares -
  fully diluted                              444,361,662  433,687,293     442,297,916  432,256,386
                                             ===========  ===========     ===========  ===========
ADJUSTED EARNINGS
(in millions):

Income (loss) from Continuing
  Operations                                    $     2       $    27       $    (851)    $     43
Less:  Series B preferred
  stock dividends                                    --             9              --           34
                                                -------       -------       ---------    ---------
Adjusted income (loss) from
  Continuing Operations                         $     2       $    18       $    (851)    $      9

Income (loss) from Discontinued
  Operations                                         --           (79)          1,008          (21)
Extraordinary Item                                  (30)           --             (93)          --
                                                -------       -------        --------     --------
Adjusted net income (loss)                      $   (28)      $   (61)      $      64     $    (12)
                                                =======       =======       =========     ========

PRIMARY EARNINGS (LOSS) PER SHARE
From Continuing Operations                      $     -       $  0.04       $   (1.93)    $   0.02
From Discontinued Operations                          -         (0.19)           2.28        (0.05)
From Extraordinary Item                           (0.06)            -           (0.21)           -
                                                -------       -------       ---------     --------
Primary earnings (loss)
  per share (a)                                 $ (0.06)      $ (0.15)      $    0.14     $  (0.03)
                                                =======       =======       =========     ========

FULLY DILUTED EARNINGS (LOSS)
  PER SHARE
From Continuing Operations                      $     -       $  0.06       $   (1.93)    $   0.10
From Discontinued Operations                          -         (0.18)           2.28        (0.05)
From Extraordinary Item                           (0.06)            -           (0.21)           -
                                                -------       -------       ---------     --------
Fully diluted earnings (loss)
  per share (a)                                 $ (0.06)      $ (0.12)      $    0.14     $   0.05
                                                =======       =======       =========     ========

(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 11 to the condensed consolidated financial statements included in Part I of this report.


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